Exhibit 10.1

ALTIMAR SPONSOR II, LLC

c/o HPS Investment Partners, LLC

40 West 57th Street, 33rd Floor

New York, NY 10019

July 15, 2021

Altimar Acquisition Corp. II

c/o HPS Investment Partners, LLC

40 West 57th Street, 33rd Floor

New York, NY 10019

Fathom Holdco, LLC

CORE Fund I Blocker-5 LLC

CORE Fund I Blocker-2 LLC

c/o CORE Industrial Partners, LLC

150 N. Riverside Plaza, Suite #2050

Chicago, Illinois 60606

SG (MCT) Blocker, LLC

c/o Siguler Guff & Company, LP

200 Park Avenue, 23rd Floor

New York, NY 10166

Attention: SBOFDeals@sigulerguff.com

FORFEITURE AND SUPPORT AGREEMENT (THIS “AGREEMENT”)

Reference is made to that certain Business Combination Agreement of even date herewith (as the same may be amended, restated or amended and restated from time to time in accordance with its terms, “Business Combination Agreement”), by and among Altimar Acquisition Corp. II, a Cayman Islands exempted company (the “Buyer”), Fathom Holdco, LLC, a Delaware limited liability company (“Fathom”), Rapid Merger Sub, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Altimar (“Rapid Merger Sub”), Rapid Blocker 1 Merger Sub, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Altimar (“Blocker Merger Sub 1”), Rapid Blocker 2 Merger Sub, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Altimar (“Blocker Merger Sub 2”), Rapid Blocker 3 Merger Sub, LLC, a Delaware limited liability company and a direct, wholly owned subsidiary of Altimar, CORE Fund I Blocker-5 LLC, a Delaware limited liability company, CORE Fund I Blocker-2, LLC, a Delaware limited liability company, and SG (MCT) Blocker, LLC, a Delaware limited liability company. Unless otherwise expressly provided herein, capitalized terms shall have the respective meanings assigned to them in the Business Combination Agreement.

Pursuant to Article 17.2 of Buyer’s Memorandum and Articles of Association, outstanding Buyer Class B ordinary shares, par value of US$0.0001 per share (“Cayman Class B Shares”), shall automatically convert into Buyer Class A ordinary shares, par value of US$0.0001 per share (“Cayman Class A Shares”), on a one- for-one basis automatically on the day of the closing of a Business Combination (as defined in the Buyer’s Articles and Memorandum of Association as in effect on the date hereof (the “Cayman Charter”)), subject to certain anti-dilution adjustments if additional Cayman Class A Shares or any other Equity-linked Securities (as defined in the Cayman Charter) are issued or deemed issued in excess of the amounts offered in Buyer’s initial public offering and related to the closing of a Business Combination (as defined in the Cayman Charter), which anti-dilution adjustments may be waived by the holders of a majority of the outstanding Cayman Class B Shares, consenting as a separate class.

Section 2.02 of the Business Combination Agreement contemplates that following the Pre-Closing Reorganization but prior to the consummation of the PIPE Investment, Buyer will domesticate as a Delaware corporation in accordance with Section 388 of the DGCL and de-register as a Cayman Islands exempted company (the “Domestication”). As a result of the Domestication, each then issued and outstanding Cayman Class B Share will become a share of Class C Common Stock, par value $0.0001 (“Altimar Class C Common Stock”), which shares of Class C Common Stock shall convert into shares of Altimar Class A Common Stock, par value $0.0001 (“Altimar Class A Common Stock”), on a one-for-one basis automatically on the day of the closing of a Business Combination (as defined in the Altimar Charter, which will be filed by Buyer with the Secretary of State of the State of Delaware in connection with the Domestication (the “Delaware Charter”, and together with the Cayman Charter, the “Charter Documents”)), subject to certain anti-dilution adjustments if additional shares of Altimar Class A Common Stock or any other Equity-linked Securities (as defined in the Delaware Charter) are issued or deemed issued in excess of the amounts offered in Buyer’s initial public offering and related to the closing of a Business Combination (as defined in the Delaware Charter), which anti-dilution adjustments may be waived by the holders of a majority of the outstanding shares of Altimar Class C Common Stock/

In order to induce each of the other parties to the Business Combination Agreement to enter into the Business Combination Agreement, and as a condition to such parties entering into the Business Combination Agreement, and understanding that such other parties to the Business Combination Agreement are relying on the agreements set forth herein in entering into the Business Combination and closing the transactions contemplated thereby, Buyer, its sponsor, Altimar Sponsor II, LLC, a Delaware limited liability company (the “Sponsor”), and the individuals identified on the signature pages hereto (each, an “Individual Class B Holder”), agree as follows:

1. Effective upon and subject to the Closing, Sponsor, as holder of a majority of the outstanding Cayman Class B Shares (and as prospective holder of a majority of the shares of Altimar Class C Common Stock, which will result from the Domestication), pursuant to Article 17.4 of the Cayman Charter and Section 4.3(f)(iii) of the Delaware Charter irrevocably waives all of the anti-dilution adjustments set forth in each of Article 17.3 of Cayman Charter and Section 4.3(f)(ii) of the Delaware Charter in connection with the transactions contemplated by the Business Combination Agreement (the “Anti-dilution Waiver”).

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2. Effective upon and subject to the Closing, and without duplication of the forfeiture of Cayman Class B Ordinary Shares contemplated in Section 2.02 of the Business Combination Agreement, Sponsor shall irrevocably automatically forfeit and surrender, for no additional consideration and without any further action on the part of any other Person, the Forfeited Shares (as defined below), which would otherwise be held by the Sponsor as a result of the automatic conversion of shares of Altimar Class C Common Stock after giving effect to the Closing, the Domestication and the Anti-dilution Waiver (the “Forfeiture”).

3. Effective upon and subject to the Closing, Buyer acknowledges the Anti-dilution Waiver and agrees to give effect to the Forfeiture set forth in the preceding paragraph.

4. Each of Sponsor and the Individual Class B Holders hereby confirms that (i) it consents to Buyer’s entering into the Business Combination Agreement, and (ii) from the date of the Business Combination Agreement until the earlier of the Closing or the termination of the Business Combination Agreement in accordance with its terms, Sponsor or such Individual Class B Holder agrees to not redeem any Cayman Class A Shares (or, if applicable, shares of Altimar Class A Common Stock) held by it. Buyer agrees that it shall not waive Sponsor’s or any Individual Class B Holder’s obligations under this Section 4 without the consent of all other parties hereto (including each addressee hereof). At the Closing, subject to the terms and conditions of the Business Combination Agreement, Sponsor shall provide funds to Buyer to satisfy the funding of such Altimar Transaction Expenses, after utilizing the unused portion of the working capital amount funded by Sponsor to Buyer prior to the date hereof, that are in excess of the aggregate $27,000,000 cap referenced in, Section 4.03(b) of the Business Combination Agreement. All obligations of Buyer to Sponsor for borrowed money or any payments made to or on behalf of Buyer shall be settled in cash and not through the issuance of warrants or other Equity Securities.

5. From the date of the Business Combination Agreement until the earlier of the Closing or the termination of the Business Combination Agreement in accordance with its terms, Sponsor shall not take (or cause to be taken, including by the Buyer) any action the effect of which would be to cause Buyer to breach its obligations set forth in Section 9.08 of the Business Combination Agreement.

6. From the date of the Business Combination Agreement until the earlier of the Closing or the termination of the Business Combination Agreement in accordance with its terms, each of Sponsor and the Individual Class B Holders, solely in its capacity as holder of Buyer shares, shall, vote or cause to be voted, all of the Cayman Class A Shares and Cayman Class B Shares (or, if applicable, shares of Altimar Class A Common Stock and Altimar Class C Common Stock) beneficially owned by Sponsor or such Individual Class B Holder, at every meeting of the shareholders of Buyer (and to appear or otherwise cause such shares to be counted as present thereat for the purpose of establishing a quorum) at which such matters are considered and at every adjournment or postponement thereof: (i) in favor of (A) the Business Combination (as defined under the Cayman Charter) and the Business Combination Agreement and the other transactions

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contemplated thereby (including any proposals recommended by Buyer’s Board of Directors in connection with such Business Combination), (B) any proposal to adjourn or postpone such meeting of shareholders of Buyer to a later date if there are not sufficient votes to approve the Business Combination, and (C) an amendment of the Altimar Organizational Documents to extend the outside date for consummating the Business Combination, if applicable; (ii) against any action, proposal, transaction or agreement that could reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Buyer under the Business Combination Agreement; and (iii) against (A) any proposal or offer from any Person concerning (1) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination transaction involving Buyer, or (2) the issuance or acquisition of shares of capital stock or other equity securities of Buyer (other than as contemplated or permitted by the Business Combination Agreement); and (B) any action, proposal, transaction or agreement that would reasonably be expected to (1) impede the fulfillment of, or would result in the failure to be satisfied of, any condition set forth in Section 11.01 or Section 11.03 of the Business Combination Agreement or any other conditions applicable to Buyer or any of its Affiliates under the Business Combination Agreement or change in any manner the voting rights of any class of shares of Buyer (including any amendments to the Altimar Organizational Documents, other than in connection with the Domestication or as otherwise contemplated by the Business Combination Agreement) or (2) result in a breach of any covenant, representation or warranty or other obligation or agreement of Sponsor or any of the Individual Class B Holders contained in this Agreement.

7. From the date of the Business Combination Agreement until the earlier of the Closing or the termination of the Business Combination Agreement in accordance with its terms, Sponsor agrees that it shall not Transfer (as defined below) (i) any Cayman Class B Shares (or, following the Domestication, shares of Altimar Class A Common Stock or Altimar Class C Common Stock) beneficially owned by the Sponsor immediately prior to the Closing or (ii) any warrants beneficially owned by Sponsor or shares underlying such warrants immediately prior to the Closing, except to the extent the proposed permitted transferee of such Cayman Class B Shares (or shares of Altimar Class C Common Stock, if applicable) (A) is agreed upon by each addressee hereof in writing and (B) agrees in writing to accept such Cayman Class B Shares (or shares of Altimar Class C Common Stock, if applicable) subject to, and to be bound by, the same obligations hereunder as the transferor Sponsor. Until and unless any shares owned by Sponsor (or a permitted transferee) are Forfeited in accordance herewith, Sponsor (or such permitted transferee) shall have full ownership rights to such shares, including the right to vote such shares, subject to Section 4 herein. For the avoidance of doubt, the conversion of Cayman Class B Shares into shares of Altimar Class C Common Stock resulting from the Domestication shall not be deemed a Transfer for purposes hereof.

8. From the date of the Business Combination Agreement until the earlier of the Closing or the termination of the Business Combination Agreement in accordance with its terms, each Individual Class B Holder, solely with respect to itself, agrees that it shall not Transfer (as defined below) any Cayman Class B Shares (or, following the Domestication, shares of Altimar Class C Common Stock) beneficially owned by such

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Class B Holder immediately prior to the Closing, except to the extent the proposed permitted transferee of such Cayman Class B Shares (or shares of Altimar Class C Common Stock, if applicable) (i) is agreed upon by each addressee hereof in writing and (ii) agrees in writing to accept such Cayman Class B Shares (or shares of Altimar Class C Common Stock, if applicable) subject to, and to be bound by, the same obligations hereunder as the transferor Individual Class B Holder. For the avoidance of doubt, the conversion of Cayman Class B Shares into shares of Altimar Class C Common Stock resulting from the Domestication shall not be deemed a Transfer for purposes hereof.

9. For the period beginning on the Closing Date and ending on the earlier to occur of (a) the one (1)-year anniversary of the Closing Date and (b) the last day of the Qualifying Period (as defined below), if the VWAP of the Altimar Class A Common Stock equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any twenty (20) Trading Days (as defined below) within a period of thirty (30) consecutive Trading Days commencing at least 150 days after the Closing Date (the “Qualifying Period”), Sponsor and the Individual Class B Holders agree that they shall not, and shall cause any other holder of record of such Person’s Covered Shares (as defined below) (other than shares of Altimar Class A Common Stock acquired pursuant to the PIPE Investment) not to, Transfer any of such Sponsor’s or Individual Class B Holder’s Covered Shares (other than shares of Altimar Class A Common Stock acquired pursuant to the PIPE Investment).

10. Sponsor represents and warrants that (a) as of the date hereof it is the record and beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act) of, and has good title to, 8,450,000 Cayman Class B Shares (excluding, for the avoidance of doubt, any shares of Class A Common Stock of Buyer to be acquired pursuant to the PIPE Investment), which are held free and clear of all Liens affecting its ability to forfeit the Forfeited Shares pursuant to Section 2 hereof or otherwise comply with its obligations under this Agreement, and (b) the execution, delivery and performance by Sponsor of this Agreement and the consummation by it of the transactions contemplated hereby do not: (A) conflict with or result in a breach of the terms, conditions or provisions of, (B) constitute a default under, (C) result in the creation of any Lien upon any equity securities of Buyer (including the Forfeited Shares) pursuant to, (D) give any third party the right to modify, terminate or accelerate any obligation under, (E) result in a violation of, or (F) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any Person pursuant to, any Law to which it or its Affiliates is subject or any Contract or Order to which it or its Affiliates is subject, in each case except which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Sponsor to enter into and perform its respective obligations under this Agreement and consummate the transactions contemplated hereby. Each Individual Class B Holder represents and warrants that the execution, delivery and performance by such Individual Class B Holder of this Agreement and the consummation by it of the transactions contemplated hereby do not: (a) conflict with or result in a breach of the terms, conditions or provisions of, (b) constitute a default under, (c) result in the creation of any Lien upon any equity securities of Buyer (including the Forfeited Shares) pursuant to, (d) give any third party the right to modify, terminate or accelerate any

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obligation under, (e) result in a violation of, or (f) require any authorization, consent, approval, exemption or other action by or notice or declaration to, or filing with, any Person pursuant to, any Law to which it or its Affiliates is subject or any Contract or Order to which it or its Affiliates is subject, in each case except which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of such Individual Class B Holder to enter into and perform its respective obligations under this Agreement and consummate the transactions contemplated hereby.

11. Sponsor agrees that, from and after the Closing, 1,267,500 shares of Cayman Class B Shares (or, following the Domestication, shares of Altimar Class C Common Stock or Altimar Class A Common Stock, as applicable) held by Sponsor (the “Sponsor Earnout Shares”) shall be unvested and restricted and that such shares shall vest automatically and cease to be subject to any restrictions hereunder upon the occurrence of a Vesting Event. For the avoidance of doubt, any shares of Altimar Class A Common Stock issued to the Sponsor pursuant to the PIPE Investment shall not be subject to vesting or any other limitations hereunder. For purposes of this Agreement “Vesting Event” means (a) the VWAP of the Altimar Class A Common Stock equals or exceeds $15.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any twenty (20) trading days within a period of thirty (30) consecutive trading days and (b) a Change of Control of Altimar, unless the per share consideration to be received by the holders of Altimar Class A Common Stock in such Change of Control of Altimar transaction is less than the vesting threshold applicable to the Sponsor Earnout Shares. To the extent that, on or prior to the fifth (5th) anniversary of the Closing Date, a Vesting Event shall not have occurred, all outstanding Sponsor Earnout Shares that shall not have been vested shall automatically be forfeited and surrendered to Buyer for no consideration and any dividends or distributions previously declared in respect of such shares shall also be forfeited to Buyer for no consideration. Following such forfeiture, the Sponsor Earnout Shares shall be canceled, no longer be outstanding and become void and of no further force and effect. From the date of the Closing until the date of the Vesting Event, Sponsor agrees that it shall not Transfer any Sponsor Earnout Shares and the Sponsor Earnout Shares shall not entitle the holder thereof to any voting or dividend rights otherwise granted to holders of Altimar Class A Common Stock.

12. For purposes of this Agreement the following terms shall have the following meanings:

a. “Beneficially Own” (including its correlative meanings “Beneficial Owner” and “Beneficial Ownership” and words with a similar correlative meaning) has the meaning set forth in Rule 13d-3 promulgated under the Exchange Act.

b. “Covered Shares” means all Equity Securities held by the Sponsor or any Individual Class B Holder as of the date hereof or of which the Sponsor or any Individual Class B Holder acquire record or Beneficial Ownership, including by purchase, as a result of a share dividend, share split, recapitalization, combination, reclassification, exchange or change of such shares, or upon exercise or conversion of any securities, other than any Equity Securities purchased on the open market after the Closing Date.

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c. “Equity Securities” means any and all shares of Altimar Common Stock, Cayman Ordinary Shares, any other securities of Buyer, and any and all securities of Buyer or Fathom convertible into, or exchangeable or exercisable for (whether or not subject to contingencies or the passage of time, or both), such shares, and any options, warrants or other rights to acquire shares of Altimar Common Stock; including, without limitation, New Fathom Class A Units, restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including membership interests therein), whether voting or non-voting.

d. “Forfeited Shares” means the number of shares of Altimar Class A Common Stock determined by the following: (i) if the Altimar Stockholder Redemption Ratio is less than or equal to 0.10, then the number shall equal zero, (ii) if the Altimar Stockholder Redemption Ratio is greater than 0.10 and less than to 0.40, then the number shall equal the product of (A) the Redemption Forfeiture Ratio multiplied by (B) the number of shares of Altimar Class C Common Stock outstanding immediately following the Domestication and (iii) if the Altimar Stockholder Redemption Ratio is greater than or equal to 0.40, then the number shall equal the product of (A) 0.15 multiplied by (B) the number of shares of Altimar Class C Common Stock outstanding immediately following the Domestication. “Forfeited” shall have a correlative meaning to “Forfeiture” for purposes of this Agreement.

e. “Trading Days” means a day on which the New York Stock Exchange or such other principal United States securities exchange on which the Altimar Class A Common Stock is listed, quoted, or admitted to trading is open for the transaction of business (unless such trading shall have been suspended for the entire day).

f. “Transfer” (including its correlative meanings, “Transferor,” “Transferee” and “Transferred”) shall mean, with respect to any security, directly or indirectly, to sell, contract to sell, give, assign, hypothecate, pledge, encumber, grant a security interest in, offer, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of any economic, voting or other rights in or to such security. When used as a noun, “Transfer” shall have such correlative meaning as the context may require.

13. This Agreement may not be changed, amended, modified or waived as to any particular provision, except by a written instrument executed by of all parties hereto (including each addressee hereof).

14. No party hereto or addressee hereof may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto (including each other addressee hereof), and any purported assignment in violation of the foregoing shall be null and void ab initio. This Agreement shall be binding on the parties hereto and their respective successors and assigns.

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15. This Agreement shall be construed and interpreted in a manner consistent with the provisions of the Business Combination Agreement, and to the extent there are any inconsistencies between this Agreement and the Business Combination Agreement, the Business Combination Agreement shall prevail. The provisions set forth in Sections 1.02 (Construction), 13.03 (Assignment), 13.06 (Governing Law), 13.07 (Captions; Counterparts) and 13.12 (Jurisdiction; Waiver of Jury Trial) of the Business Combination Agreement, as in effect as of the date hereof, are hereby incorporated by reference into, and shall be deemed to apply to, this Agreement as if all references to the “Agreement” in such sections were instead references to this Agreement.

16. Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent in the same manner as provided in Section 13.02 (Notices) of the Business Combination Agreement, with notices to the Buyer and the Sponsor being sent to the addresses set forth therein, in each case with all copies as required thereunder.

17. The parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the parties do not perform their obligations under the provisions of this Agreement in accordance with its specified terms or otherwise breach such provisions. The parties acknowledge and agree that (a) the parties shall be entitled to an injunction, specific performance, or other equitable relief, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, including Sponsor’s and each Individual Class B Holder’s obligations to vote its Cayman Class A Shares and Cayman Class B Shares (or, if applicable, shares of Altimar Class A Common Stock and Altimar Class C Common Stock) as provided in this Agreement, without proof of damages, this being in addition to any other remedy to which they are entitled under this Agreement, and (b) the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and without that right, none of the parties would have entered into this Agreement. Each party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The parties acknowledge and agree that any party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 17 shall not be required to provide any bond or other security in connection with any such injunction.

18. This Agreement shall terminate the upon the termination of the Business Combination Agreement in accordance with its terms, and upon such termination this Agreement shall be null and void and of no effect whatsoever, and the parties hereto shall have no rights or obligations under this Agreement; provided, however, that termination of this Agreement shall not relieve any party hereto from any liability for any Willful Breach of this Agreement prior to such termination.

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19. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties

[Remainder of Page Intentionally Left Blank; Signature page follows]

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ALTIMAR SPONSOR II, LLC

By:	/s/ Tom Wasserman
Name: Tom Wasserman
Title: Chief Executive Officer

INDIVIDUAL CLASS B HOLDERS

By:	/s/ Kevin Beebe
Name: Kevin Beebe

INDIVIDUAL CLASS B HOLDERS

By:	/s/ Payne Brown
Name: Payne Brown

INDIVIDUAL CLASS B HOLDERS

By:	/s/ Rick Jelinek
Name: Rick Jelinek

INDIVIDUAL CLASS B HOLDERS

By:	/s/ Roma Khanna
Name: Roma Khanna

INDIVIDUAL CLASS B HOLDERS

By:	/s/ Michael Rubenstein
Name: Michael Rubenstein

INDIVIDUAL CLASS B HOLDERS

By:	/s/ Vijay Sondhi
Name: Vijay Sondhi

INDIVIDUAL CLASS B HOLDERS

By:	/s/ Michael Vorhaus
Name: Michael Vorhaus

Agreed and accepted as of the date set forth above:

ALTIMAR ACQUISITION CORP. II

By:	/s/ Tom Wasserman
Name: Tom Wasserman
Title: Chief Executive Officer

FATHOM HOLDCO, LLC

By:	/s/ John May
Name: John May
Title: President

CORE INDUSTRIAL PARTNERS, LLC

By:	/s/ John May
Name: John May
Title: President

CORE FUND I BLOCKER-5 LLC

By:	/s/ John May
Name: John May
Title: Managing Partner

CORE FUND I BLOCKER-2, LLC

By:	/s/ John May
Name: John May
Title: Managing Partner

[Signature Page to Sponsor Agreement]

SG (MCT) BLOCKER, LLC

By:	/s/ Joshua Posner
Name: Joshua Posner
Title: Authorized Signatory

[Signature Page to Sponsor Agreement]